As filed with the Securities and Exchange Commission on August 09, 2004
File No. 333-_________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GOLDEN EAGLE INTERNATIONAL, INC.
(Exact name of Registrant as specified in charter)

Colorado	84-1116515
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

12401 South 450 East, Building D2, Suite A Salt Lake City, Utah 84020 (801) 619-9320	Terry C. Turner, President 12401 South 450 East, Building D2, Suite A Salt Lake City, Utah 84020 (801) 619-9320
(Address, including zip code and telephone number, including area code, of registrant's principal executive offices)	(Name, address, including zip code and telephone number, including area code, of agent for service)

Golden Eagle International, Inc. 2004 Employee and Consultant Stock Compensation Plan

(Full Titles of Plans)

        It is requested that copies of all correspondence be sent to:

Herrick K. Lidstone, Jr., Esq.
Burns, Figa & Will, P.C.
Suite 1030, 6400 South Fiddler’s Green Circle
Englewood, Colorado 80111
Telephone Number (303) 796-2626
Facsimile Number (303) 796-2777

CALCULATION OF REGISTRATION FEE
Title Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Aggregate Price Per Share (1)	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee (2)
Common	20,000,000	$0.10	$2,000,000	$254
Total	20,000,000	$0.10	$2,000,000	$254

(1)	Estimated solely for the purpose of computing the registration fee pursuant to Rules 457(c) and (h). This number reflects the closing price of the Registrant’s common stock as reported by the OTC Bulletin Board on August 2, 2004 which is within five days of filing this registration statement.

(2)	Calculated at the rate of $126.70 per $1,000,000 pursuant to fee rate advisory #7 for Fiscal 2004.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.      Incorporation of Documents by Reference.

        Golden Eagle International, Inc. (the “Registrant”) hereby incorporates by reference into this registration statement the following documents and information heretofore filed with the Securities and Exchange Commission (the “Commission”):

    (a)        The Registrant’s Annual Report on Form 10-KSB for the Fiscal Year Ended December 31, 2003.

    (b)        The Registrant’s Quarterly Report on Form 10-QSB for the Fiscal Period Ended March 31, 2004, as amended.

    (c)        The Registrant’s Current Reports on Form 8-K reporting events of:

o	January 5, 2004 (filed January 6, 2004),
o	January 15, 2004 (filed January 20, 2004),
o	February 24, 2004 (filed February 25, 2004,
as amended by filing made February 26, 2004),
o	February 24, 2004 (filed February 26, 2004,
as amended by filing made March 1, 2004),
o	March 11, 2004 (filed March 22, 2004),
o	April 13, 2004 (filed April 15, 2004),
o	April 16, 2004 (filed April 23, 2004),
o	May 6, 2004 (filed May 13, 2004),
o	June 7, 2004 (filed June 22, 2004),
o	June 25, 2004 (filed July 1, 2004),
o	June 28, 2004 (filed July 7, 2004), and
o	July 20, 2004 (filed July 29, 2004).

    (d)        The Registrant’s description of its common stock (the "Common Stock") contained in the Registrant's registration statement of Form 10-SB as filed with the Commission                  registering its Common Stock; as subsequently amended by its Form 8-A12G/Afiled on June 22, 2000.

        All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and will be deemed to be a part hereof from the date of filing of such documents.

Item 4.      Description of Securities.

      Not applicable.

Item 5.      Interests of Experts and Counsel.

      None.

Item 6.      Indemnification of Directors and Officers.

        Section 7-109-102 of the Colorado Revised Statutes and the Registrant’s Articles of Incorporation, under certain circumstances provide for the indemnification of the Registrant’s officers, directors and controlling persons against liabilities which they may incur in such capacities. A summarization of the circumstances in which such indemnification is provided for is contained herein, but that description is qualified in its entirety by reference to the Registrant’s Articles of Incorporation and the relevant Section of the Colorado Revised Statutes.

        In general, the statute provides that any director may be indemnified against liabilities (including the obligation to pay a judgment, settlement, penalty, fine or expense), incurred in a proceeding (including any civil, criminal or investigative proceeding) to which the director was a party by reason of such status. Such indemnity may be provided if the director’s actions resulting in the liabilities: (i) were taken in good faith; (ii) were reasonably believed to have been in the Registrant’s best interest with respect to actions taken in the director’s official capacity; (iii) were reasonably believed not to be opposed to the Registrant’s best interest with respect to other actions; and (iv) with respect to any criminal action, the director had no reasonable grounds to believe the actions were unlawful. Unless the director is successful upon the merits in such an action, indemnification may generally be awarded only after a determination of independent members of the Board of Directors or a committee thereof, by independent legal counsel or by vote of the shareholders that the applicable standard of conduct was met by the director to be indemnified.

        The statutory provisions further provide that unless limited by a corporation’s articles of incorporation, a director or officer who is wholly successful, on the merits or otherwise, in defense of any proceeding to which he as a party, is entitled to receive indemnification against reasonable expenses, including attorneys’ fees, incurred in connection with the proceeding. In addition, a corporation may indemnify or advance expenses to an officer, employee or agent who is not a director to a greater extent than permitted for indemnification of directors, if consistent with law and if provided for by its restated articles of incorporation, bylaws, resolution of its shareholders or directors or in a contract. The provision of indemnification to persons other than directors is subject to such limitations as may be imposed on general public policy grounds.

        In addition to the foregoing, unless limited by the Registrant’s articles of incorporation, a court, upon petition by an officer or director, may order the Registrant to indemnify such officer or director against liabilities arising in connection with any proceeding. A court may order the Registrant to provide such indemnification, whether or not the applicable standard of conduct described above was met by the officer or director. To order such indemnification the court must determine that the petitioner is fairly and reasonably entitled to such indemnification in light of the circumstances. With respect to liabilities arising as a result of proceedings on behalf of the Registrant, a court may only require that a petitioner be indemnified as to the reasonable expenses incurred.

        Indemnification in connection with a proceeding by or in the right of the Registrant in which the director is successful is permitted only with respect to reasonable expenses incurred in connection with the defense. In such actions, the person to be indemnified must have acted in good faith, in a manner believed to have been in the Registrant’s best interest and must not have been adjudged liable for negligence or misconduct. Indemnification is otherwise prohibited in connection with a proceeding brought on behalf of the Registrant in which a director is adjudged liable to the Registrant, or in connection with any proceeding charging improper personal benefit to the director in which the director is adjudged liable for receipt of an improper personal benefit.

        Colorado law authorizes the Registrant to reimburse or pay reasonable expenses incurred by a director, officer, employee or agent in connection with a proceeding, in advance of a final disposition of the matter. Such advances of expenses are permitted if the person furnishes to the Registrant a written statement of his belief that he met the applicable standard of conduct required to permit such indemnification. The person seeking such expense advances must also provide the Registrant with a written agreement to repay such advances if it is determined the applicable standard of conduct was not met. A determination must also be made that the facts known to the Registrant would not preclude indemnification.

        The statutory section cited above further specifies that any provisions for indemnification of or advances for expenses to directors which may be contained in the Registrant’s restated articles of incorporation, Bylaws, resolutions of its shareholders or directors, or in a contract (except for insurance policies) shall be valid only to the extent such provisions are consistent with the Colorado statutes and any limitations upon indemnification set forth in the restated articles of incorporation.

        The statutory provision cited above also grants the power to the Registrant to purchase and maintain insurance policies which protect any director, officer, employee, fiduciary or agent against any liability asserted against or incurred by them in such capacity arising out of his status as such. Such policies may provide for indemnification whether or not the corporation would otherwise have the power to provide for it. No such policies providing protection against liabilities imposed under the securities laws have been obtained by the Registrant.

Item 7.      Exemption from Registration Claimed.

      Not applicable.

Item 8.      Exhibits.

Number	Description
4.1	Golden Eagle International, Inc. 2004 Employee and Consultant Stock Compensation Plan
5.1	Opinion and Consent of Burns, Figa & Will, P.C.
23.1	Consent of Burns, Figa & Will, P.C.
23.2	Consent of Gordon, Hughes & Banks, LLP
24.1	Power of Attorney (Included on Signature Page)

Item 9.     Undertakings.

        The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement: to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2)	That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the Registrant’s restated articles of incorporation, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, Salt Lake County, State of Utah, on August 06, 2004.

GOLDEN EAGLE INTERNATIONAL, INC.

By
Terry C. Turner, President

Power of Attorney

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Terry C. Turner his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/S/	Terry C. Turner ———————— Terry C. Turner	Director and Principal Executive Officer	August 06, 2004,

/S/	Max Staheli —————————— Max Staheli, MBA	Director	August 06, 2004

/S/	Kevin K. Pfeffer —————————— Kevin K. Pfeffer, MBA	Director	August 06, 2004

/S/	Alvaro Riveros —————————— Alvaro Riveros	Director	August 06, 2004

/S/	Tracy A. Madsen —————————— Tracy A. Madsen, MBA	Corporate Secretary-Treasurer, Principal Financial Officer and Principal Accounting Officer	August 06, 2004